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                                                                EXHIBIT 2.(d)(2)
                          PREFERRED PROVIDER AGREEMENT


     THIS PREFERRED PROVIDER AGREEMENT (this "Agreement") is executed as of the 16th day of October, 1996 by The Delta Queen Steamboat Co., a Delaware corporation ("DQSC") and THI FQ L.P., a Delaware limited partnership (together with any permitted assignee, "THI").


                              Preliminary Recitals


     WHEREAS, DQSC is the sole owner of the stock of Great AQ Steamboat Co., a Delaware corporation ("Great AQ") and also owns and operates, through various subsidiaries, The Delta Queen Steamboat Co. cruise line (the "Cruise Line"); and

     WHEREAS Great AQ, Blackland Vistas, Inc. ("BVI") and Thayer Hotel Investments L.P. (an affiliate of THI) have entered into that certain Amended and Restated Purchase Agreement dated as of August 19, 1996 (the "Purchase Agreement") whereby Great AQ and BVI agreed to sell their interest in the limited partnership which owns the Maison Dupuy Hotel, New Orleans, Louisiana (the "Hotel") and THI agreed to buy such partnership interest; and

     WHEREAS, in connection with the Cruise Line, DQSC has passengers embarking or disembarking from New Orleans, Louisiana and as such requires the use of hotel rooms in the Hotel; and

     WHEREAS, the parties to the Purchase Agreement agreed to enter into this Agreement setting forth the terms upon which DQSC will provide, and THI will accept, business at the Hotel for a twenty-four (24) month period following the Closing Date.

     NOW, THEREFORE, the parties hereby AGREE to the following:

     1. Preamble and Preliminary Recitals. The Preamble and Preliminary Recitals set forth above shall be incorporated herein and made a part hereof.

     2. Commitment to Provide Hotel Business. Following Closing under the Purchase Agreement, DQSC agrees to use the Hotel as a preferred provider for at least a twenty-four (24) month period, commencing on the date hereof and ending on the second anniversary of the Closing Date (the "Term"). The period commencing on the date hereof and terminating on October 15, 1997 shall be referred to as "Year One" and the period commencing on October 16, 1997 and ending on the last day of the Term shall be referred to as "Year Two". During the Term and subject to the terms of this Agreement, DQSC agrees to provide, at a minimum, business totaling $584,179 in each of Year One and Year Two (the "Minimum Commitment"). Such Minimum Commitment may be satisfied by any business in connection with the operation of the Cruise Line, including DQSC's passengers, employees (including employees of affiliated entities) or other persons booking through DQSC or its affiliated travel agency, Cruise America Travel and shall include all room revenue.




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     3.      Room Rates/Terms.

             (a) THI agrees to provide the hotel rooms at a rate of $85 per night through December 31, 1997 and at a rate of $90 per night for any dates in 1998. Notwithstanding the foregoing, the retail rates shall be $140 per night for the following dates in 1997 and $148 per night for the following dates in 1998:

             (i)    three-day period of the Sugar Bowl;
             (ii) four-day period (Friday through Monday) prior to Mardi Gras;
             (iii) four-day period (Thursday through Sunday) for the first weekend and three-day period (Friday through Sunday) for the second weekend of The New Orleans Heritage Jazz Festival; and
             (iv) three-day period (Friday through Sunday) of the French Quarter Festival.

             (b) The rates described above are net, non-commissionable and subject to all applicable taxes. Check-in time shall be 3:00 p.m. and check-out time shall be 11:00 a.m. Early check-in and late check-out are subject to hotel availability and require confirmation by the Front Desk Manager. A full "American Style" breakfast shall be served, consistent with existing practices, for DQSC's passengers at a rate of $13.00 per person for 1996 and 1997 and $14.00 per person for 1998, including taxes and gratuities. The charge for baggage handling and parking shall be at rates consistent with other French Quarter hotels of similar class. All other terms and conditions shall be consistent with the Hotel's practices in effect at the given time.

     4.      Room Block Process.

            (a) DQSC has previously provided THI with its room request setting forth the desired room block for any given calendar day (any single block, a "Room Block") for the balance of 1996 and 1997. No later than October 15, 1996, DQSC will provide its desired Room Blocks for the period of January 1, 1998 through the end of the Term. The Room Blocks for the balance of 1996 and the first half of 1997 shall be deemed accepted. Within thirty (30) days following the Closing Date, THI shall inform DQSC of the Room Blocks for the second half of 1997 THI does not wish to honor and on or before January 15, 1997, THI shall inform DQSC of the Room Blocks for 1998 it does not wish to honor.

            (b) THI will hold and reserve all Room Blocks which it does not reject in accordance with sub-paragraph (a) above. DQSC will regularly review and revise the Room Block. Upon identifying that a Room Block is no longer needed or can be reduced, DQSC will release such Room Block at its earliest opportunity, but in no event later than sixty (60) days before the commencement of such Room Block.

            (c) From time to time DQSC may determine that additional space is needed, in which case DQSC shall notify THI of an additional or increased Room Block. THI shall have the right to accept any such requested Room Block by giving notice to DQSC within two (2) business days after receiving the request. THI acknowledges that it is DQSC's intent to keep all group business at the same hotel. In the event THI cannot, or chooses not to, accommodate an entire



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group it shall be DQSC's prerogative to move the entire group to another hotel and release the corresponding Room Block.



     5. Cancellations and No-Shows. DQSC may cancel any given individual room reservation, subject to the following: if a cancellation occurs more than 30 days prior to arrival, no penalty will be assessed; if less than 30 days but more than 72 hours prior to arrival a cancellation occurs on more than 10% of any Room Block, a charge equal to 50% of the room rate plus taxes for the period of the Room Block will be assessed to DQSC; and, if 72 hours or less prior to arrival a cancellation occurs on more than 10% of any Room Block, a charge equal to the room rate plus taxes for the period of the Room Block will be assessed to DQSC. No-shows will be considered canceled if arrival does not occur on the date reserved and DQSC will be assessed one night's room rate plus taxes. Notwithstanding the foregoing, cancellations resulting from force majeure, Acts of God or other causes beyond the control of DQSC shall not subject DQSC to liability under this Section 5.

     6. Billing Procedures. THI will invoice DQSC for all rooms, including taxes, no more than two (2) times per month, for all completed business. Payment will be due within ten (10) days after receipt of the invoice.

     7.   DQSC's Failure to Satisfy the Minimum Commitment.

          (a) Within sixty (60) days after the end of Year One and Year Two, THI shall deliver to DQSC a statement in the form of Exhibit A, calculating the shortfall, if any, from the Minimum Commitment for the period. DQSC shall have the right to review and approve the statement, which approval shall not be unreasonably withheld or delayed.

          (b) In the event DQSC fails to satisfy the Minimum Commitment in either Year One or Year Two, DQSC shall be obligated to THI for the shortfall. Any shortfall, as computed in sub-paragraph (a) above, shall be paid to THI by means of an offset against amounts due under the Participation Agreement. To the extent the amounts due under the Participation Agreement do not satisfy the liabilities under sub-paragraph (a), THI shall have any remedies available at law against Great AQ or DQSC.

     8. Standard of Hotel. THI agrees to maintain the Hotel, as a first-class hotel generally consistent with the Hotel's current practices, although the parties acknowledge that certain renovation and remodeling work will be performed during the Term. In the event the service or accommodations at the Hotel are deficient at any time during the Term, DQSC shall notify THI in writing. If such deficiencies are material and THI fails or refuses to correct such deficiencies within thirty (30) days of receiving notice, DQSC shall have the right to terminate this Agreement and shall have no further obligations hereunder.

     9.   Miscellaneous.

         (a) Applicable Law. This Agreement shall be governed by the laws of the State of Louisiana, without resort to the choice of law rules thereof.

         (b) Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the




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particular provision to which they refer.  All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.


             (c) Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt, sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or facsimile and promptly confirmed by first class U.S. mail. All notices shall be addressed as follows:

                     If to DQSC:

                     AMERICAN CLASSIC VOYAGES CO.
                     Two North Riverside Plaza, Suite 200
                     Chicago, Illinois  60606
                     Attention:  Jordan B. Allen, Esq.
                     Senior Vice President and General Counsel
                     Fax No. 312/466-6151

                     If to THI:

                     THAYER HOTEL INVESTMENTS L.P.
                     410 Severn Avenue, Suite 314
                     Annapolis, Maryland  21403
                     Attention:  Mr. William G. Moeckel
                     Attention:  David J. Weymer, Esq.
                     Fax No. 410/268-1582

                     With a copy to:

                     HOGAN & HARTSON L.L.P.
                     555 13th Street, N.W.
                     Washington, DC  20004
                     Attention:  Carol Weld King, Esq.
                     Fax No. 202/637-5910

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, three (3) days following the date of mailing if sent by certified mail, or upon receipt of confirmation if sent by facsimile.

             (d) Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

             (e) Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on THI or DQSC or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.



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             (f)    Entire Agreement.  This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

             (g) Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

             (h) Waiver of Jury Trial. THI and DQSC each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

             (i) Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument.

             (j) Defined Terms. All defined terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date indicated below.


                             THE DELTA QUEEN STEAMBOAT CO., AN ILLINOIS
                             CORPORATION

                             By: /s/ Jordan B. Allen
                                ----------------------------------------
                             Name: Jordan B. Allen
                                   -------------------------------------
                             Its: Vice President
                                  --------------------------------------



                             THI FQ L.P., A DELAWARE
                             LIMITED PARTNERSHIP

                             BY:  THAYER HOTEL INVESTMENTS L.P.,
                             A DELAWARE CORPORATION
                             ITS:  GENERAL PARTNER

                             By: /s/ David J. Weymer
                                ----------------------------------------
                             Name: David J. Weymer
                                   -------------------------------------
                             Its: Vice President
                                  --------------------------------------



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                                  EXHIBIT   A





I.    Minimum Commitment                                      $584,179

II    Business Provided During Period

      TOTAL                             $        $_______

III.  Business Rejected by THI
      During Twelve Month Period                 $_______

IV.   Cancellation/No-Show Charges
      Paid During Twelve Month
      Period                                     $_______

V.    Sum of II, III and IV                                   $________

VI.   Calculate Shortfall from
      Minimum Commitment Subtract V
      from I (if $0 or less, then
      insert $0)                                              $________





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